Youngfield Plaza LLC                                      4096 Youngfield Street
                                                     Wheat Ridge, Colorado 80033
                                                            Phone (303) 431-9536
                                                              Fax (303) 940-1108

                          INDUSTRIAL MULTI-TENANT LEASE
                               (Triple Net Lease)

                  This Lease is made as of the 4th day of December 2001, by and between Youngfield Plaza LLC ("Landlord") and Genethera ("Tenant").

                                   WITNESSETH

      1. Basic Provisions: In addition to other terms which are defined elsewhere in this Lease or any Exhibits, the terms defined in the following subsections of this Section 1 shall have the meaning set forth in such subsection whenever used in this Lease.

      1.1 Building: an approximately 131,268 sq. ft of office/warehouse complex commonly known as Youngfield Plaza.
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      1.2   Premises: Approximately 5,706 square feet of space located in the
            Building, including all improvements therein or to be provided by Landlord under the terms of this Lease, commonly known by the street address 3924 and 3930 Youngfield Street as outlined in Exhibit A attached hereto. In addition to Tenant's rights to use and occupy the Premises as hereinafter specified, Tenant shall have non-exclusive rights to the Common Areas (as defined in Section 2.4 below) as hereinafter specified, but shall not have any rights to the roof, exterior walls or utility raceways of the Building or any other buildings in the Building Complex.

      1.3 Building Complex: The Premises, the Building, the Common Areas (as defined below), the land upon which they are located, along with all other buildings and improvements thereon.

      1.4   Parking: ____ unreserved vehicle parking spaces.

      1.5 Term: (3) three years and (0) zero months ("Primary Lease Term") commencing January 01, 2002 ("Commencement Date") and ending December 31, 2005 ("Expiration Date")

      1.6 Estimated Delivery Date: January 1, 2002 [This is a nonbonding estimate of the date on which Landlord currently estimates it will be able to deliver the Premises to Tenant for the purposes of Tenant commencing its tenant finish work.]

      1.7 Base Rent: Base rent of $4,279.50 per month plus $998.55 per month for the common area maintenance charges for a total of $5,278.05 payable on the 1st day of each month commencing January 1, 2002. Upon execution of this Lease Tenant shall pay $4,279.50 as Base Rent plus first months CAM charge of $998.55 for January 2002.

      1.8   Tenant's Share of Common Area Operating Expenses: 4.346%

      1.9   Security Deposit: $5,278.00

      1.10  Permitted Use: Office / Warehouse / Laboratory.

      1.11 Guarantor: The obligations of the Tenant under this Lease are to be guaranteed by N/A.

      2. Premises, Parking and Common Areas

      2.1 Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the term, at the rent and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of square footage set forth in this Lease, or that my have been used in calculating rental and/or Common Area Operating Expenses, is an approximation which Landlord and Tenant agree is reasonable and the rent and Tenant's Share based thereon is not subject to revision whether or not the actual square footage is more or less.

      2.2 Landlord Delivery: Landlord shall deliver the premises to Tenant clean and free of debris on the Commencement Date and warrant to Tenant that the existing plumbing, electrical systems, fire sprinkler system, lighting, air conditioning and heating systems and loading doors, if any, in the Premises, other than those constructed by Tenant, shall be in good operating condition on the Commencement Date. If Tenant does not give Landlord written notice of a non-compliance with this warranty within thirty (30) days after the Commencement Date, correction of that non-compliance shall be the obligation of Tenant at Tenant's sole cost and expense.

      2.3 Acceptance of Premises: Tenant hereby acknowledges: (a) that is has been advised to satisfy itself with respect to the condition of the Premises including, but not limited to, the electrical and fire sprinkler systems, security, environmental aspects, and compliance with the Americans with Disabilities Act and applicable zoning, municipal, county, state and federal laws, ordinances and regulations and any covenants or restriction of record (collectively "Applicable Laws") and the present and future suitability of the Premises for Tenant's intended use; (b) that Tenant has made such investigation as it deems necessary with reference to such matters, is satisfied with reference thereto, and assumes all responsibility therefore as the same relate to Tenant's occupancy of the Premises and/or the terms of this Lease and (c) that neither Landlord, nor any of Landlord's agents, has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. Except as set forth expressly in this Lease, Tenant accepts the premises in its "AS IS" condition.

      2.4   Common Areas

            The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Building Complex and interior utility raceways within the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Building Complex and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Building Complex. Under no circumstances shall the right therein be granted to use the Common Areas be deemed to include the right to store any property, temporary or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations with respect thereto. Landlord shall have the right, in Landlord's sole discretion, from time to time: (i) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways; (ii) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (iii) to designate other land outside the boundaries of the Building Complex to be a part of the Common Areas;
            (iv) to add additional building and improvements to the Common Areas; (v) to sue the Common Areas while engaged in making additional improvements, repairs or alterations to the Building Complex, or any portion thereof, and (vi) to do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Building Complex as Landlord may, in the exercise of sounds business judgment deem to be appropriate.